Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancPlus Corporation (the “Company”) on Form S-8 (No. 333-237427) filed March 27, 2020, on Form S-8 (No. 333-239035) filed June 9, 2020, and on Form S-8 (No. 333-263818) filed March 24, 2022, of our report dated March 9, 2023, on our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, which report is included in the Company’s Annual Report on Form 10-K.

/s/ FORVIS, LLP (Formerly, BKD.LLP)

Jackson, Mississippi
March 9, 2023